Dear Fellow Shareholders:

2006 was an important year for Good Times, as we achieved profitability for the year, continued to grow our same store sales, improved our cash flow by 70% from last year, made progress on many fundamentals and set in place new expansion for 2007 and 2008. We continue to focus on four primary drivers to building long term shareholder value and we made considerable progress in each area during 2006.

We continued to increase same store sales. For the third year in row, same store sales increased as we continued to focus on building the Good Times brand in a highly differentiated way. Same store sales increased .9% for the year on top of last year's 4.8% increase and have increased 8.3% over the last three years, pushing our average restaurant sales to over $915,000 for the year.

  As we continue to build out the Colorado market with new restaurants, we will be able to increase our media presence and the next 12-14 restaurants added to the market will increase our media spending by over 40%, allowing us to increase awareness with our customers and look at our communications in terms of both daypart customer occasions as well as product-centric messages. Our brand has evolved to include significant sales opportunities in the afternoon and late night snack occasions and there is still relatively low awareness of many of our core attributes, including all-natural beef and frozen custard.

  As competition for our customers' attention increases with alternative "screens" to television, particularly the World Wide Web, we are looking to this as an attractive opportunity to communicate in a more direct and engaging way with loyal customers. We developed a new, award winning website in 2006 and our new Good Times e-club has thousands of new members.

  We began an accelerated reinvestment into exterior upgrades, patio improvements and improved landscaping at several restaurants in 2006 and we will continue to upgrade additional restaurants in 2007. Relatively small capital investments are yielding positive movement in our sales trends as well as maintaining the overall quality impression of our brand.

  In fiscal 2007 we will be adding labor hours at strategic points in different dayparts to each restaurant to improve speed of service and our friendliness to our customers.

  We continue to invest in product innovation across all of our menu categories for both permanent and promotional menu additions. We are evaluating a strategy to expand our core consumer target in fiscal 2007 to include a slightly younger consumer profile and as a part of that strategy we are testing a lower priced menu alternative. We do not want to enter the arena of dollar menus but we need to be highly relevant to the budget constrained, value-conscious consumer and the approach we have in test will support our brand position of distinctive, high quality menu items that can be targeted towards that younger consumer base. In addition, we plan on extending our hours of operation for the spring and summer months, knowing that the younger consumer is driving the "fourth meal" occasion in quick service restaurants.

The foundation that supports all of these initiatives is continued improvement in our day to day execution of high quality products, fast and friendly hassle free service, accurate orders and an overall brand experience that is different from other quick service competitors.

We improved restaurant operating margins. As construction and real estate costs continue to rise, it is vital to our ability to expand to continue to manage our restaurant level operating costs as efficiently as possible. Our cost of sales improved an additional 1.7% over the 3% improvement in 2005 and our cash flow margin at the restaurant level increased to 17.8% from 17.2% in 2005. We will continue to attack cost reductions wherever we can, while investing in those areas that will drive customer satisfaction and sales, particularly labor hours. We anticipate relatively stable operating margins in fiscal 2007 as we focus on continued growth in our sales. Colorado voters approved an increase in the minimum wage from $5.15 to $6.85 and we will be taking a moderate price increase in January 2007 to mitigate the effects of that increase. We pride ourselves on having some of the best operating processes and practices in the industry and over the last 3 years, we have implemented 23 core management processes designed to improve consistency in our delivery of the total brand experience to the customer in every restaurant, every day and to enable us to maximize operating efficiencies. We continue to recognize additional gains from our back office and information systems as our restaurant management gains proficiency and as we fully implement the system's capabilities.

Our new store prototype is performing. Average annual sales in our new 70 seat dining room prototype are 23% more than in our traditional double drive thru restaurants and the last six restaurants developed are averaging over $1.1 million in annual sales. Our goal last year was to refine the return on investment model for expansion and we accomplished that and are now putting additional sites into the development pipeline in Colorado, most of which are high profile pad locations on big box retail developments around high growth residential areas. While construction and real estate costs are continuing to increase, we are able to access the sale leaseback market with historically low rental rates to optimize our return on equity in new restaurants. During fiscal 2006, we hired a company specializing in site modeling to develop a statistical site model for us based on the demographic and psychograhic profile of our most loyal customers. We plan on using that model for disciplined expansion and evaluation of new markets. Our focus is on building company owned restaurants in Colorado as we continue to evaluate the dual brand format as an expansion vehicle for new markets.

We expanded and refined the Dual Brand concept. We have 8 dual brand restaurants operating and will open 3 more by early 2007. We have extended our test agreement with Taco John's International until January 31, 2007 as we complete the negotiation of a Dual Brand Program Agreement that will govern our respective roles for further expansion of the concept. Top line sales from the restaurants operating under the test continue to be encouraging, however we are continuing to work on refining the operating costs so that we have a compelling model for franchise expansion.

Thanks to our guests, shareholders and team members for all of your support. We are committed to continued innovation and excellence in developing the full potential of each of these drivers to build long term shareholder value. We believe that the synergy of organic growth in our same store sales, efficient management of restaurant operating costs and accelerated expansion of the Good Times brand can deliver increasing profits for the near term, while we continue to further build a platform for dual brand franchise expansion as an additional driver for long term value creation.

Sincerely,

/s/ Boyd E. Hoback

Boyd E. Hoback

President, CEO

/s/ Eric Reinhard

Eric Reinhard

Chairman

GOOD TIMES RESTAURANTS INC.

601 Corporate Circle

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 2, 2007

To the stockholders of Good Times Restaurants Inc.:

An annual meeting of the stockholders of Good Times Restaurants Inc., a Nevada corporation, will be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado 80401 on February 2, 2007 at 1:30 p.m. local time. The purposes of the meeting are to:

  elect seven directors to serve during the next year;

  transact any other business which may properly come before the meeting.

The accompanying proxy statement contains additional information about the annual meeting. All stockholders of record at the close of business on December 13, 2006 may vote at the meeting.

All stockholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy card. A business reply envelope is enclosed for your convenience. The delivery of a proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

/s/ Susan M. Knutson

Susan M. Knutson

Secretary and Controller

December 13, 2006

PROXY STATEMENT

General: This proxy statement contains information about the annual meeting of stockholders of Good Times Restaurants Inc. to be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado on Thursday, February 2, 2007 at 1:30 p.m. local time. The Good Times Restaurants Inc. board of directors is using this proxy statement to solicit proxies for use at the meeting. This Proxy Statement and the enclosed Proxy Card and Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 are being mailed to you on or about January 2, 2007.

The terms "we," "us" and "our" in this proxy statement refer to Good Times Restaurants Inc.

Who can vote: Only stockholders of record at the close of business on the record date of December 13, 2006 are entitled to receive notice of the annual meeting and to vote the shares of our common stock. As of December 13, 2006, there were 3,818,151 shares of our common stock outstanding. Holders of our common stock are entitled to one vote per share. The Company's by-laws do not allow holders to accumulate votes in the election of directors.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast "For" all of the nominees for election as directors and approval of each of the other proposals set forth in this proxy statement.

Revoking a proxy: You may revoke a proxy before the vote is taken at the meeting by:

  Submitting a new proxy with a later date,

  By voting at the meeting, or

  By filing a written revocation with our corporate secretary.

Your attendance at the meeting will not automatically revoke your proxy.

Quorum and voting requirements: Our bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting. Our bylaws also provide that all stockholder actions are to be determined by a majority of votes cast by the stockholders entitled to vote. If a quorum is not present the meeting may be adjourned until a quorum is obtained. The proxies may be voted at any reconvened meeting after any adjournment or postponement of the annual meeting.

Abstentions and broker "non-votes" will be treated as shares that are present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given. Abstentions and broker non-votes will result in the respective proposals receiving fewer votes.

Payment of proxy solicitation costs: All of the expenses involved in preparing and mailing this proxy statement and the enclosed materials and all costs of soliciting proxies will be paid by us. In addition to solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or personal interview. These individuals will not receive any compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and we may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.

ITEM 1 FOR VOTING - ELECTION OF DIRECTORS

All directors of Good Times Restaurants are elected annually. At this meeting seven directors are to be elected to serve for the next year or until their successors are elected and qualified. The nominees for directors are identified under the "Nominees" caption below. Each nominee has consented to serve as a director if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, each of the persons named in the proxy intend to vote in his or her discretion for a substitute who will be designated by the board of directors.

Nominee selection process: Our board of directors as a whole acts as the nominating committee for the selection of nominees for election as directors. We do not have a separate standing nominating committee since we require that our director nominees be approved as nominees by a majority of independent directors. The board will consider suggestions by stockholders for possible future nominees for election as directors at the next annual meeting when the suggestion is delivered in writing to the corporate secretary of Good Times Restaurants by August 15 in any year. No such suggestions were received by the August 15, 2006 deadline from a beneficial owner of more than 5% of our stock.

The board selects each nominee, subject to contractual nominee designation rights held by certain stockholders, based on the nominee's skills, achievements and experience, with the objective that the board as a whole should have broad and relevant experience in high policymaking levels in business and a commitment to representing the long-term interests of the stockholders. The board believes that each nominee should have experience in positions of responsibility and leadership, an understanding of our business environment and a reputation for integrity.

The board evaluates each potential nominee individually and in the context of the board as a whole. The objective is to recommend a group that will effectively contribute to our long-term success and represent stockholder interests. In determining whether to recommend a director for re-election, the board also considers the director's past attendance at meetings and participation in and contributions to the activities of the board.

When seeking candidates for director, the board solicits suggestions from incumbent directors, management, stockholders or others. The board does not have a charter for the nominating process.

Communication with the directors: The board welcomes questions or comments about us and our operations. Those interested may contact the board as a whole or any one or more specified individual directors by sending a letter to the intended recipients, attention in care of Good Times Restaurants Inc., Corporate Secretary, 601 Corporate Circle, Golden, CO 80401. All such communications other than commercial advertisements will be forwarded to the appropriate director or directors for review.

Nominees: The director nominees of Good Times Restaurants are as follows:

Geoffrey R. Bailey, age 55, has served as a Good Times director since 1996 and is a director of The Erie County Investment Co., which owns 99% of The Bailey Company, a large franchise owner of Arby's restaurants and a franchisee and joint venture partner of Good Times Restaurants. He joined The Erie County Investment Co. in 1979. Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.

Ron Goodson, age 50, has served as a Good Times director since 2005 and is the Vice President & General Manager for the Pepsi Cola Bottling Group's Southwest Market Unit.  Mr. Goodson has been with PepsiCO/PBG for 29 years where he has held numerous positions of ever increasing responsibility in more than half a dozen geographical territories.  In addition to delivering consistently strong results, Mr. Goodson has served on the companies Diversity Advisory Board, the PBG Annual Planning Steering Committee and is active with the "focus on five" mentoring program.   Mr. Goodson is a graduate of Wright State University.  His current board involvement is with the YMCA and The City of Hope.

David Grissen, age 49, has served as a Good Times director since 2005 and is Executive Vice President Eastern Region for Marriott International.  He is responsible for 514 hotels within the Eastern Region (spanning from the states of Maine to South Carolina) operated under the Marriott Hotels & Resort, Marriott Conference Centers, Renaissance Hotels & Resorts, Courtyard, Residence Inn, TownePlace Suites and SpringHill Suites brands.  He oversees, Human Resources, Sales and Marketing, Finance, Market Strategy, Information Resources and Development and Feasibility areas through key executives on the Eastern Regional Team.  Mr. Grissen joined Marriott from Dreyer's Grand Ice Cream in 1987, where he had served as Director of Finance and Planning.  Mr. Grissen holds a B.A. from Michigan State University and a M.B.A. from Loyola University in Chicago.

Boyd E. Hoback, age 51, has served as a Good Times director since 1992 and is President and Chief Executive Officer of Good Times Restaurants, a position which he has held since December 1992 and he has been in the restaurant business since the age of 16. Mr. Hoback has been a vital part of the development of Good Times to a 49-restaurant chain and has been involved in developing all areas of the company. Mr. Hoback has served on several boards over his career including The Colorado Restaurant Association, Juvenile Diabetes Foundation and is a former member of The Young President's Organization. Mr. Hoback is an honors graduate of the University of Colorado in finance.

Eric W. Reinhard, age 48, has served as a Good Times director since 2005 and in addition to serving as an officer of Good Times and Chairman of the Board, Mr. Reinhard also serves as President of the Pepsi Cola Bottler's Association. Prior to June 2004 he was the General Manager for the Pepsi Bottling Group's Great West Business Unit. While in this role, Mr. Reinhard was also a member of the Pepsi Bottling Group's Chairman's Operating Council, a member of the Food Service Strategic Planning Committee, and a member of The Dr. Pepper Bottler Marketing Committee. Mr. Reinhard joined Pepsi Cola in 1984 after four years with The Proctor & Gamble Distributing Company. Since 1984 he has held several field and headquarters positions including Vice President/General Manager Pepsi-Lipton Tea partnership (JV), General Manager Mid-Atlantic business Unit, Area Vice President Retail Channels, Vice President On-Premise Operations and Area Vice President of Franchise Operations. Eric holds a BA from Michigan State University and has completed the Executive Business Program at the University of Michigan.

Richard J. Stark, age 66, has served as a Good Times director since July 1990. He is Chairman of the Audit Committee, and a member of the Compensation Committee. Mr. Stark has spent over 40 years in the investment industry. He is currently President of Boulder Asset Management, a firm that he founded in 1984. Previously Mr. Stark was the Chief Investment Officer of Interfirst Investment in Dallas, Texas and was responsible for all individual asset management at S&P/Intercapital in New York. Mr. Stark is a graduate of Marquette University with a BS in business administration (finance) and has an MBA from the University of Illinois with a major in finance. Mr. Stark received his chartered financial analyst designation in 1974.

Alan A. Teran, age 61, has served as a Good Times director since 1994. He is a member of the Audit and Compensation Committees. Mr. Teran has spent the past 27 years working in the restaurant industry, including serving as president of Cork & Cleaver. He was one of the first franchisees of Le Peep Restaurants. Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

There are no family relationships among the directors. The board has determined that of the current directors Geoffrey R. Bailey, Ron Goodson, David Grissen, Richard J. Stark and Alan A. Teran are independent directors under the NASDAQ listing standards.

Geoffrey R. Bailey was originally elected to the board of directors pursuant to contractual board representation rights granted to The Bailey Company in connection with its investment in shares of our Series A Convertible Preferred Stock in 1996. Mr. Bailey continues to serve on the board pursuant to contractual board representation rights held by The Bailey Company and its affiliates ("The Bailey Group") in connection with our Series B Convertible Preferred Stock financing in February 2005, whereby The Bailey Group is currently entitled to elect three members of our board of directors, two of whom must be independent directors. Richard J. Stark and Alan A. Teran are the additional members of the board of directors and nominees designated by The Bailey Group under these provisions. The other investors in our Series B Convertible Preferred Stock financing also have board representation rights whereby they are currently entitled to elect three members of our board of directors. Ron Goodson, David Grissen and Eric W. Reinhard are the members of the board of directors and nominees designated under these provisions. See "Certain relationships and related transactions" for additional discussion of these provisions. There are no other arrangements or understandings between any current director and any other person under which that director was elected or nominated.

Board Committees

Audit Committee: The Audit Committee currently consists of Messrs. Grissen, Teran and Stark, each of whom are independent directors under the applicable NASDAQ Stock Market listing standards. The Board has determined that Richard Stark is an audit committee financial expert, as that term is defined by the Securities and Exchange Commission ("SEC") rules. The function of this Committee relates to oversight of the auditors, the auditing, accounting and financial reporting processes and the review of the Company's financial reports and information. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their audit and reviewing the Company's internal accounting controls. The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors. The Audit Committee held five meetings during fiscal 2006.

Compensation Committee: The Compensation Committee currently consists of Messrs. Goodson, Stark and Teran. The function of this Committee is to consider and determine all matters relating to the compensation of the President and CEO and other executive officers, including matters relating to the employment agreements. The Compensation Committee held one meeting during fiscal 2006.

Directors' meetings and attendance: There were four meetings of the board of directors held during the last full fiscal year. No member of the board of directors attended fewer than 75% of the board meetings and applicable committee meetings, except Geoffrey R. Bailey who is elected pursuant to certain contractual board representation rights held by Series B Convertible stockholders.

Each director, with the exception of Geoffrey R. Bailey, attended the 2006 annual meeting of stockholders.

Directors' compensation: Each non-employee director receives $500 for each board of directors meeting attended. Members of the compensation and audit committees generally each receive $100 per meeting attended. However, where both compensation and audit committee meetings are held at the same gathering only $100 is paid to directors attending both committee meetings. Additionally, for the fiscal year ended September 30, 2006, each director received a non-statutory stock option to acquire 2,000 shares of common stock at an exercise price of $6.20.

Audit Committee Report: Good Times Restaurant's management is responsible for the internal controls and financial reporting process for Good Times Restaurants. The independent accountants for Good Times Restaurants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The audit committee's responsibility is to monitor and oversee these processes.

In this context, the audit committee met with management and the independent accountants to review and discuss the Good Times Restaurants financial statements for the fiscal year ended September 30, 2006. Management represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent accountants that firm's independence.

Based on the audit committee's review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Good Times Restaurants Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

/s/ David Grissen

David Grissen

/s/ Richard Stark

Richard Stark

/s/ Alan Teran

Alan Teran

Ownership of common stock by principal stockholders and management: The following table shows the beneficial ownership of shares of Good Times Restaurants common stock as of December 13, 2006 by each person known by Good Times Restaurants to be the beneficial owner of five percent or more of the shares of Good Times Restaurants common stock, each director and the executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. The address for the principal stockholders and the Directors and Officers is 601 Corporate Circle, Golden, CO 80401.
Holder	Number of shares	Percent of
Principal stockholders	beneficially owned	class**
The Bailey Company, LLLP	821,512[1]	21.52%
The Erie County Investment Co.	1,034,792[1]	27.10%
Commonwealth Equity Services, LLP	349,826[2]	9.16%
Paul T. Bailey	1,092,792[3]	28.62%
Directors and Officers
Geoffrey R. Bailey, Director	39,200[4]	1.02%
Ron Goodson, Director	206,000[5]	5.39%
David Grissen, Director	206,000[5]	5.39%
Boyd E. Hoback, Director, Officer	204,824[6]	5.14%
Scott G. LeFever, Officer	41,391[7]	1.07%
Richard J. Stark, Director	29,100[8]	*
Alan A. Teran, Director	73,400[8]	1.92%
Eric W. Reinhard, Chairman	270,500[9]	7.07%
All directors and executive officers as a group (10 persons including all those named above)	1,152,882[10]	27.79%

1The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company. The Erie County Investment Company also owns 213,280 shares of Good Times Restaurants common stock in its own name. Geoffrey R. Bailey is a director and executive officer of The Erie County Investment Company. Geoffrey R. Bailey disclaims beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Company. See footnote 3 below.

2The information as to Commonwealth Equity Services, LLC ("Commonwealth) and entities controlled directly or indirectly by Commonwealth is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on December 23, 2005 and most recently amended on February 15, 2006, and information furnished to Good Times separately by Commonwealth.

3Includes 821,512 shares beneficially owned by The Bailey Company and 213,280 shares held of record by The Erie County Investment Co. Paul T. Bailey is the principal owner of The Erie County Investment Co. and may be deemed the beneficial owner of shares held by The Erie County Investment Co. and The Bailey Company. Paul T. Bailey disclaims beneficial ownership of the shares held by The Erie County Investment Co. and The Bailey Company. Paul T. Bailey is the father of Geoffrey R. Bailey.

4Includes 10,000 shares underlying presently exercisable options.

5Includes 6,000 shares underlying presently exercisable stock options.

6Includes 167,632 shares underlying presently exercisable stock options.

7Includes 41,391 shares underlying presently exercisable stock options.

8Includes 10,000 shares underlying presently exercisable stock options.

9Includes 10,500 shares underlying presently exercisable stock options

10Does not include shares held beneficially by The Bailey Company and The Erie County Investment Co. If those shares were included, the number of shares beneficially held by all directors and executive officers as a group would be 2,187,674 and the percentage of class would be 52.73%.

* Less than one percent.

** Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Executive officers: The executive officers of Good Times Restaurants are as follows:
Name	Age	Position	Date Began With Company
Boyd E. Hoback	51	President & CEO	September 1987
Susan M. Knutson	48	Controller	September 1987
Scott G. LeFever	48	VP of Operations	September 1987
Robert D. Turrill	58	VP of Marketing	October 1990

Boyd E. Hoback. See the description of Mr. Hoback's business experience under "Item 1 For Voting - Election of Directors."

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials, 10-QSBs and 10-KSBs and preparing all information for the annual audit.

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Robert D. Turrill has been Vice President of Marketing since October 1994 with direct responsibility for menu development, purchasing, research and multi-media advertising for the Company.

Eric W. Reinhard See the description of Mr. Reinhard's business experience under "Item 1 For Voting - Election of Directors."

Executive officers serve at the discretion of the board of directors. There are no family relationships among the executive officers.

Code of ethics: Good Times Restaurants has adopted a Code of Business Conduct which applies to all directors, officers, employees and franchisees of Good Times Restaurants. The Code of Business Conduct was filed with the SEC as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004.

Executive compensation: The following table shows the compensation paid by Good Times Restaurants to its chief executive officer for the last three fiscal years and other officers who received in excess of $100,000 in fiscal 2006.

Summary Compensation Table:
Annual Compensation				Long-Term Compensation
Name and principal position
	Fiscal year	Salary	Bonus1	Other annual compensation2	Shares Underlying Options3	Other ($)4
	2006	$170,000	0	$15,000	8,500	$1,740
Boyd E. Hoback,	2005	$159,667	0	$15,000	1,200	$ 835
President & CEO	2004	$134,000	0	$15,000	3,900	$1,035
Scott G. LeFever	2006	$115,000	0	$10,000	5,750	$ 678
VP of Operations

1 The board of directors has approved a bonus plan for Mr. Hoback and Mr. LeFever that is contingent upon certain performance criteria. The plan provides for a bonus of up to 30% of salary for Mr. Hoback and up to 20% of salary for Mr. LeFever.

2 Consists of an officer expense allowance.

3 Consists of incentive stock options to purchase shares of common stock.

4 Consists of cash issued to match employee contribution in the 401(k) plan.

The following table shows the stock option grants to the chief executive officer during the fiscal year ended September 30, 2006.

Option Grants in Last Fiscal Year (Individual Grants)

Name	Number of shares underlying options granted (#)	Percent of total options granted to employees in fiscal year	Exercise price ($/Share)	Expiration date
Boyd E. Hoback	8,500	18.8%	$5.68	10/01/2015
Scott G. LeFever	5,750	12.7%	$5.68	10/01/2015

The chief executive officer exercised stock options during the last fiscal year. The following table shows information about the options exercised and the fiscal year end values of unexercised options:

Aggregate Option Exercises Last Fiscal Year and FY-End Option Values

Name	Shares Disposed of Exercise(#)	Value Realized ($)	Number of unexercised options at FY-end (#) exercisable	Value of unexercised in the money options at FY-end ($) exercisable4
Boyd E. Hoback	35,5491	$106,471	148,6323	$510,386
Scott G. LeFever	4,3562	$13,872	35,6413	$86,688

1 11,250 options were exercised and sold. An additional 24,299 shares were exercised and held in Mr. Hoback's account.

2 4,356 options were exercised and sold.

3 Includes 23,530 and 13,739 options for Mr. Hoback and Mr. LeFever, respectively, where the future vesting was accelerated effective August 3, 2006.

4 Based on the closing bid price for Good Times Restaurants common stock as reported on the NASDAQ SmallCap Market System on September 30, 2006 of $6.20 per share.

Employment Agreement: Mr. Hoback entered into an employment agreement with us in October 2001 that provides for his employment as president and chief executive officer for two years from the date of the agreement at a minimum salary of $125,000 per year, terminable by us only for cause. The agreement provides for payment of one year's salary and benefits in the event that change of ownership control results in a termination of his employment or termination other than for cause. This agreement automatically renews annually unless specifically not renewed by the board of directors.

Certain relationships and related transactions: In February 2005, we issued 1,240,000 shares of our Series B Convertible Preferred Stock, including 180,000 shares to The Erie County Investment Co, a substantial holder of our common stock and member of The Bailey Group. In June 2006, we exercised our mandatory conversion rights under the terms of the Series B preferred stock to convert all of those shares into a total of 1,240,000 shares of our common stock. Under the agreements for the Series B preferred stock financing, The Bailey Group currently has the right to elect three directors, provided that two directors meet the NASDAQ independence standards. Furthermore, the other investors in the Series B preferred stock financing currently have the right to elect three directors. The number of director positions subject to these provisions will decrease proportionally to the extent that the original investors sell or otherwise transfer the common stock into which the Series B shares have been converted. An additional provision of the Series B preferred stock financing restricts, for as long as the original investors hold at least two-thirds of the common stock into which the Series B shares have been converted, our ability to increase the size of the board of directors above seven directors unless we first receive approval from the holders of at least three-fourths of all outstanding shares of common stock. Geoffrey R. Bailey, Richard J. Stark and Alan A. Teran are the current directors designated by The Bailey Group, and Ron Goodson, David Grissen and Eric W. Reinhard are the current directors designated by the other investors. Geoffrey R. Bailey is a director of The Erie County Investment Co., which owns 99% of The Bailey Company. The Bailey Company and The Erie County Investment Co. are principal stockholders of us. Geoffrey R. Bailey's father, Paul T. Bailey, is the principal owner of The Erie County Investment Co.

Our corporate headquarters are located in a building owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters. We currently lease our executive office space of approximately 3,693 square feet from The Bailey Company for approximately $53,000 per year. The lease will expire March 31, 2007. We anticipate extending the lease on terms similar to the current lease.

The Bailey Company is also the owner of two franchised Good Times Drive Thru restaurants which are located in Thornton and Loveland, Colorado. The Bailey Company has entered into two franchise and management agreements with us, and payments under those agreements totaled $87,200 for the fiscal year ended September 30, 2006.

Section 16(a) beneficial ownership reporting compliance: Under Section 16(a) of the Securities Exchange Act of 1934, directors, executive officers and persons who own more than ten percent of Good Times Restaurants common stock must disclose their initial beneficial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and Good Times Restaurants. The SEC has designated specific deadlines for these reports and Good Times Restaurants must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of the reports filed with Good Times Restaurants and written representations received from reporting persons Good Times Restaurants believes that during the fiscal year ended September 30, 2006 all Section 16(a) filing requirements for its officers, directors, and more than ten percent shareholders were complied with on a timely basis.

Recommendation of the board of directors: The board of directors recommends voting "For" electing all of the nominees.

INDEPENDENT PUBLIC ACCOUNTANTS: The board of directors appointed HEIN & ASSOCIATES LLP as Good Times Restaurants independent auditors for the fiscal year ended September 30, 2006 and fiscal year 2007, and to perform other accounting services. Representatives of HEIN & ASSOCIATES LLP are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

Audit Fees: The aggregate fees billed for professional services rendered by HEIN+ ASSOCIATES LLP for its audit of the Company's annual financial statements for the fiscal year ended September 30, 2006, and its reviews of the financial statements included in the Company's Forms 10-QSBs for fiscal year 2006 were $62,504 compared to $57,750 in fees for the fiscal year ended 2005.

Tax Fees: The aggregate fees billed by HEIN+ASSOCIATES LLP for the preparation and review of the Company's tax returns for the fiscal year ended September 30, 2006 were $7,975 compared to $6,350 in fees for the fiscal year ended September 30, 2005.

Other Fees: The aggregate fees billed to Good Times Restaurants for all other services rendered by HEIN & ASSOCIATES LLP for fiscal year 2006 were $15,118 compared to $12,902 in fees for the fiscal year ended September 30, 2005. These fees related to a 401(k) plan audit and services provided for the Company's Uniform Franchise Offering Circular registration and filings.

Audit Committee: Policy on Pre-Approval Policies of Auditor Services: Under the provisions of the Audit Committee Charter, all audit services and all permitted non-audit services (unless subject to a de minimis exception allowed by law) provided by our independent auditors, as well as fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit and other services provided by HEIN & ASSOCIATES LLP during the fiscal year ended September 30, 2006, and the related fees as discussed above, were approved in advance in accordance with SEC rules and the provisions of the Audit Committee Charter. There were no other services or products provided by HEIN & ASSOCIATES LLP to us or related fees during the fiscal year ended September 30, 2006 except as discussed above.

Auditor Independence: The audit committee of the board of directors has considered the effect that the provision of the services described above under the caption "All Other Fees" may have on the independence of HEIN & ASSOCIATES LLP. The audit committee has determined that provision of those services is compatible with maintaining the independence of HEIN & ASSOCIATES LLP as the Company's principal accountants.

FUTURE STOCKHOLDER PROPOSALS: Any Good Times Restaurants stockholder proposal for the annual meeting of stockholders in 2008 must be received by Good Times Restaurants by August 15, 2007 for the proposal to be included in the Good Times Restaurants' proxy statement and form of proxy for that meeting. If notice of a proposal for which a stockholder will conduct his or her own proxy solicitation is not received by Good Times Restaurants by November 12, 2007, the person named in proxies solicited by the Good Times Restaurants board of directors may use his discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

OTHER MATTERS: The board of directors does not know of any other matters to be brought before the annual meeting. If any other matter not discussed in this proxy statement is properly brought before the annual meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with his or her best judgment on that matter.

INCORPORATION OF DOCUMENTS BY REFERENCE: Our Annual Report on Form 10-KSB, including financial statements, for the fiscal year ended September 30, 2006, is being mailed to stockholders along with this proxy statement. The following information from the Form 10-KSB is incorporated into this proxy statement by reference:

  the information under the caption "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations";
  the information under the caption "Item 7. Financial Statements"; and
  the information under the caption "Item 8. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure".

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

December 13, 2006